Exhibit 2.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is dated as of December 18, 2003, and is entered into by and among Advanced Research & Applications Corporation, a California corporation (“ARACOR”), Robert A. Armistead (“Individual”), OSI Subsidiary, Inc., a California corporation (“OSI Subsidiary”), OSI Systems, Inc., a California corporation (“OSI”) with reference to the following facts:

A. OSI and OSI Subsidiary wish to acquire the Business (as hereinafter defined) by merging OSI Subsidiary into ARACOR, of which Individual is the largest shareholder.

B. The parties are entering into this Agreement in order to accomplish such a merger.

Accordingly, the parties to this Agreement hereby agree as follows:

1. CERTAIN DEFINITIONS. As used in this agreement, the following capitalized terms shall have the meanings set forth in this Section 1.

1.1. Affiliate. “Affiliate” means, with respect to a particular Person, any other Person as to which the particular Person directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with. For purposes of this definition, “control” means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

1.2. ARACOR Common Stock. “ARACOR Common Stock” means all the issued and outstanding Common Stock of ARACOR, $0.001 par value per share.

1.3. ARACOR Disclosure Schedule. “ARACOR Disclosure Schedule” means the disclosure schedule delivered by ARACOR to OSI concurrently with ARACOR’s execution of this Agreement, together with any updates provided as of the Closing Date.

1.4. ARACOR Documents. “ARACOR Documents” shall have the meaning ascribed to it in Section 6.2 hereof.

1.5. ARACOR Employee. “ARACOR Employee” shall have the meaning ascribed to it in Section 9.6 hereof.

1.6. ARACOR Financial Statements. “ARACOR Financial Statements” shall have the meaning ascribed to it in Section 6.5.1 hereof.

1.7. ARACOR Intellectual Property. “ARACOR Intellectual Property” shall have the meaning ascribed to it in Section 6.17.1 hereof.

1.8. ARACOR’s Knowledge. “ARACOR’s Knowledge” means knowledge that either (a) was in the actual possession of ARACOR’s executive officers, or any of them; or (b) should have been in the possession of ARACOR’s executive officers, or any or them, based on their status and duties as executive officers of ARACOR.

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1.9. ARACOR Optionholder. “ARACOR Optionholder” means, as of the time immediately preceding the Effective Time, all holders of options to purchase ARACOR Common Stock.

1.10. ARACOR Optionholder Exercise Adjustment. “ARACOR Optionholder Exercise Adjustment” shall mean the aggregate amount of consideration received or receivable by ARACOR upon the exercise of ARACOR Stock Options for the period between the date of this Agreement and the Effective Time.

1.11. ARACOR Service. “ARACOR Service” shall have the meaning ascribed to it in Section 9.6 hereof.

1.12. ARACOR Shareholders. “ARACOR Shareholders” means, as of the Effective Time, all holders of ARACOR Common Stock (inclusive of Individual), and “ARACOR Shareholder” means a single holder of ARACOR Common Stock.

1.13. ARACOR Software. “ARACOR Software” shall have the meaning ascribed to it in Section 6.17.1 hereof.

1.14. ARACOR Stock Options. “ARACOR Stock Options” means all outstanding options (whether or not vested) to purchase shares of ARACOR Common Stock heretofore granted under any stock option or other stock-based incentive plan, program or arrangement of ARACOR.

1.15. ARACOR Trademarks. “ARACOR Trademarks” shall have the meaning ascribed to it in Section 6.17.1 hereof.

1.16. ARACOR Trade Secrets. “ARACOR Trade Secrets” shall have the meaning ascribed to it in Section 6.17.1 hereof.

1.17. Assets. “Assets” means all of the equipment, inventory and other assets and properties of ARACOR or that ARACOR owns or leases or utilizes in the Business.

1.18. Audit Period Termination Date. “Audit Period Termination Date” shall have the meaning ascribed to it in Section 4.6 hereof.

1.19. Balance Sheet Date. “Balance Sheet Date” shall have the meaning ascribed to it in Section 6.5.3 hereof.

1.20. Basket Amount. “Basket Amount” shall have the meaning ascribed to it in Section 13.2.4 hereof.

1.21. Bundled Sale. “Bundled Sale” shall have the meaning ascribed to it in Section 4.1.3 hereof.

1.22. Bundled Sale Amount. “Bundled Sale Amount” shall have the meaning ascribed to it in Section 4.1.3 hereof.

1.23. Business. “Business” means ARACOR’s business and operations as ARACOR currently conducts such business and operations.

1.24. OSI Documents. “OSI Documents” shall have the meaning ascribed to it in Section 8.2 hereof.

1.25. Change of Control. “Change of Control” shall mean a merger or consolidation of a Person into or with another entity after which the stakeholders of the Person immediately prior to such transaction do not own, immediately following the consummation of the transaction by virtue of their stake in the Person or securities received in exchange for such stake in connection with the transaction, a majority of the voting power of the surviving entity in proportions substantially similar to those that existed immediately prior to such transaction and with substantially the same rights, preferences, privileges and restrictions as the shares they held immediately prior to the transaction, or the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Person (other than to a wholly-owned subsidiary). The sale of the assets of the Business or the unit, subdivision, or subsidiary, where the assets of the Business are located, shall be deemed to be a Change of Control.

1.26. Claim Notice. “Claim Notice” shall have the meaning ascribed to it in Section 13.2.1 hereof.

1.27. Claims and Liabilities. “Claims and Liabilities” means, collectively, any losses, claims, liabilities, damages, deficiencies, costs and expenses, including the reasonable fees and expenses of attorneys, accountants and other professionals paid, incurred, accrued or sustained (computed after giving effect to the receipt of any insurance proceeds with respect thereto) by an Indemnitee, net of benefits to the Indemnitee resulting from insurance benefits received.

1.28. Closing. “Closing” means the consummation of the transactions that are contemplated by this Agreement.

1.29. Closing Date. “Closing Date” means the date on which the Closing occurs.

1.30. Code. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

1.31. Consents and Approvals. “Consents and Approvals” means all authorizations, consents, orders and approvals of federal, state, local and other governmental regulatory bodies, agencies and officials necessary or proper under applicable law for the performance of the parties’ obligations under this Agreement and the consummation of the Merger.

1.32. Contingent Consideration. “Contingent Consideration” means the difference of one or more future Contingent Payment(s) and any Other Fees payable as a result of such Contingent Payment(s).

1.33. Contingent Payments. “Contingent Payments” shall have the meaning ascribed to it in Section 4.1 hereof.

1.34. Contingent Payment Dispute Notice. “Contingent Payment Dispute Notice” shall have the meaning ascribed to it in Section 4.7 hereof.

1.35. Contingent Payment Notice. “Contingent Payment Notice” shall have the meaning ascribed to it in Section 4.6.4 hereof.

1.36. Contingent Payment Percentage. “Contingent Payment Percentage” shall have the meaning ascribed to it in Section 4.6.4 hereof.

1.37. CGCL. “CGCL” means the California General Corporation Law, as amended from time to time.

1.38. Dissenting Shares. “Dissenting Shares” means shares of ARACOR Common Stock which are issued and outstanding immediately prior to the Closing and which are held by a holder who did not vote such shares in favor of the Merger and who has complied with all of the relevant provisions of Section 1300 et seq. of the CGCL.

1.39. Earn-Out Period. “Earn-Out Period” shall have the meaning ascribed to it in Section 4.1.1 hereof.

1.40. Earn-Out End Date. “Earn-Out End Date” shall have the meaning ascribed to it in Section 4.1.1 hereof.

1.41. Effective Time. “Effective Time” shall have the meaning ascribed to it in Section 2.1 hereof.

1.42. Environmental Law. “Environmental Law” shall have the meaning ascribed to it in Section 6.25.2 hereof.

1.43. ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.44. ERISA Affiliate. “ERISA Affiliate” shall have the meaning ascribed to it in Section 6.10.1 hereof.

1.45. ERISA Plans. “ERISA Plans” shall have the meaning ascribed to it in Section 6.10.2 hereof.

1.46. Existing Leases. “Existing Leases” shall have the meaning ascribed to it in Section 6.11 hereof.

1.47. GAAP. “GAAP” shall mean United States generally accepted accounting principles consistently applied.

1.48. Hazardous Activity. “Hazardous Activity” shall have the meaning ascribed to it in Section 6.25.1 hereof.

1.49. Hazardous Material. “Hazardous Material” shall have the meaning ascribed to it in Section 6.25.1 hereof.

1.50. Indemnitee. “Indemnitee” shall have the meaning ascribed to it in Section 13.2.1 hereof.

1.51. Indemnitor. “Indemnitor” shall have the meaning ascribed to it in Section 13.2.1 hereof.

1.52. Indemnity Cap. “Indemnity Cap” shall have the meaning ascribed to it in Section 13.2.4 hereof.

1.53. Individual Documents. “Individual Documents” shall have the meaning ascribed to it in Section 7.1 hereof.

1.54. Individual Stock. “Individual Stock” shall have the meaning ascribed to it in Section 7.2 hereof.

1.55. Initial Payment. “Initial Payment” means an immediate aggregate cash payment equal to Nineteen Million Six Hundred One Thousand Dollars ($19,601,000).

1.56. Initial Payment Percentage. “Initial Payment Percentage” shall have the meaning ascribed to it in Section 3.3 hereof.

1.57. Leased Properties. “Leased Properties” shall have the meaning ascribed to it in Section 6.11 hereof.

1.58. Lien. “Lien” means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing.

1.59. Material Contract. “Material Contract” shall have the meaning ascribed to it in Section 6.13 hereof.

1.60. Merger. “Merger” means the reorganization and merger of OSI Subsidiary into ARACOR as contemplated by this Agreement.

1.61. Merger Consideration. “Merger Consideration” means the sum of the Initial Payment and any Contingent Payment paid.

1.62. Merger Payment. “Merger Payment” means the sum of the Initial Payment and any and all Contingent Payments.

1.63. Net Sales. “Net Sales” shall have the meaning ascribed to it in Section 4.1.2 hereof.

1.64. Other Fees. “Other Fees” means professional advisory fees incurred in connection with the transaction contemplated by this Agreement, payable to Alliant Partners and Gray Cary Ware & Freidenrich LLP in the amounts set forth on Schedule 1.64.

1.65. Pass Through Amounts. “Pass Through Amounts” shall have the meaning ascribed to it in Section 4.1.4 hereof.

1.66. Permits. “Permits” shall have the meaning ascribed to it in Section 6.20 hereof.

1.67. Person. “Person” means any natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, joint venture, firm, custodian, trustee, nominee, or any other individual or entity, including any governmental entity, in its own or representative capacity.

1.68. Personal Property Leases. “Personal Property Leases” shall have the meaning ascribed to it in Section 6.15 hereof.

1.69. Plans. “Plans” shall have the meaning ascribed to it in Section 6.10.1 hereof.

1.70. Products. “Products” shall have the meaning ascribed to it in Section 4.1.4 hereof.

1.71. Proprietary Intellectual Property. “Proprietary Intellectual Property” shall have the meaning ascribed to it in Section 4.1.6 hereof.

1.72. SDP. “SDP” shall have the meaning ascribed to it in Section 6.10.3 hereof.

1.73. Shareholder Representative. “Shareholder Representative” shall have the meaning ascribed to it in Section 14.1 hereof.

1.74. Sick Leave. “Sick Leave” shall have the meaning ascribed to it in Section 9.6 hereof.

1.75. Surviving Corporation. “Surviving Corporation” shall have the meaning ascribed to it in Section 2.1 hereof.

1.76. Termination Date. “Termination Date” means January 9, 2004.

1.77. Third Party Claim. “Third Party Claim” shall have the meaning ascribed to it in Section 13.2.3 hereof.

1.78. WARN Act. “WARN Act” shall have the meaning ascribed to it in Section 6.9.3 hereof.

2. THE MERGER AND RELATED MATTERS

2.1. The Merger. On the Closing Date, OSI Subsidiary shall be merged with and into ARACOR pursuant to the CGCL, and pursuant to the terms and conditions of this Agreement, and ARACOR shall be the surviving corporation of the Merger (the “Surviving Corporation”). On or before the Closing Date, the parties shall file a Certificate of Merger with the Secretary of State of the State of California and make all other filings or recordings required by law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of California (the “Effective Time”), at which time each share of the issued and outstanding capital stock of OSI Subsidiary shall convert into one share of the Common Stock of the Surviving Corporation, and such shares shall constitute all the issued and outstanding capital stock of the Surviving Corporation.

2.2. Stock Transfer Books of ARACOR. The stock transfer books of ARACOR shall be closed as of the Closing Date, and no transfer or assignment of ARACOR Common Stock shall take place after the Closing Date, except for the surrender of stock contemplated by Section 2.3 of this Agreement.

2.3. Surrender of ARACOR Stock Certificates. At the Closing, or as soon thereafter as practicable, the ARACOR Shareholders shall surrender to OSI Subsidiary or the Surviving Corporation, as appropriate, each certificate evidencing ARACOR Common Stock in exchange for the right to receive the sum of (i) the immediate cash payment of an amount calculated pursuant to Section 3, which amount shall be set forth with respect to each ARACOR Shareholder on Schedule 3, and (ii) future payments of applicable portions of any Contingent Payments pursuant to Section 4. From and after the Closing, each certificate evidencing ARACOR Common Stock shall be deemed for all purposes to represent and evidence only the right to receive the applicable portion of the Initial Payment pursuant to Section 3 and the applicable portion of any Contingent Payments pursuant to Section 4. Except as provided in Section 2.4, unless and until any certificate evidencing ARACOR Common Stock has been surrendered in accordance with this Agreement, the holder of such ARACOR Common Stock shall not have any right to receive any portion of the Merger Consideration. After the Closing, no holder of a certificate evidencing shares of ARACOR Common Stock shall be entitled to receive any dividend or other distribution with regard thereto.

2.4. Lost, Stolen or Destroyed Certificates. In the event any certificate representing any ARACOR stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, in a form satisfactory to OSI, and upon verification by OSI to OSI’s satisfaction that such certificate had been issued and is outstanding, OSI shall accept such affidavit in lieu of such certificate as if such certificate had been duly surrendered in accordance with Section 2.3. The holder of such lost certificate will be required to indemnify and agree to hold harmless OSI and its transfer agent for any and all damages, liabilities, losses, costs or expenses incurred by OSI or its transfer agent in connection therewith.

3. TREATMENT OF ARACOR COMMON STOCK AND OPTIONS, AND OTHER PAYMENTS AT CLOSING.

3.1. Treatment of ARACOR Common Stock. At the Effective Time, each share of ARACOR Common Stock shall be converted into the right of its owner to receive the applicable Initial Payment Percentage of the Initial Payment net of Other Fees and the right to receive certain Contingent Payments if any. Any shares of ARACOR Common Stock then held by ARACOR shall cease to exist at the Effective Time.

3.2. Treatment of ARACOR Stock Options. At the Effective Time, each ARACOR Stock Option outstanding immediately prior to the Effective Time shall be converted into the right of the ARACOR Optionholder to receive the applicable Initial Payment Percentage of the Initial Payment net of Other Fees and the right to receive certain Contingent Payments if any. All ARACOR Stock Options held by ARACOR Optionholders shall terminate and cease to exist at the Effective Time. No ARACOR Stock Option shall be deemed to be ARACOR Common Stock for any purposes.

3.3. Initial Payment Percentage. The “Initial Payment Percentage” shall indicate a particular ARACOR Shareholder’s, or ARACOR Optionholder’s, as the case may be, share of the Initial Payment net of Other Fees.

3.3.1. The “Price Per Share” shall be calculated as the following quotient:

A + B

C + D

Where:

A	=	The Initial Payments

B	=	The aggregate of all exercise prices payable assuming the acceleration and full exercise of all ARACOR Stock Options

C	=	The number of shares of ARACOR Common Stock outstanding as of the Closing

D	=	The number of shares purchasable under all ARACOR Stock Options on the Closing Date, assuming the acceleration and full exercise of all ARACOR Stock Options

3.3.2. With respect to an ARACOR Shareholder, Initial Payment Percentage shall be calculated as a quotient (expressed as a percentage), the numerator of which shall be the number of shares of ARACOR Common Stock held by that ARACOR Shareholder at the Closing, and the denominator of which shall be the sum of (a) the number of shares of ARACOR Common Stock outstanding and (b) the Net Option Shares. Net Option Shares shall be calculated as: D – (B/(Price Per Share)), where D, B and Price Per Share shall have the values ascribed in Section 3.3.1.

3.3.3. With respect to an ARACOR Optionholder, Initial Payment Percentage shall be calculated as a quotient,

(a) The numerator of which shall be the difference of (i) the number of shares purchasable under all of the ARACOR Optionholder’s ARACOR Stock Options, assuming acceleration and full exercise, minus (ii) the quotient of (x) the aggregate exercise price of all of the ARACOR Optionholder’s ARACOR Stock Options, assuming acceleration and full exercise, divided by (y) the Price Per Share;

(b) The denominator of which shall be the sum of (a) the number of shares of ARACOR Common Stock outstanding and (b) the Net Option Shares.

3.4. Payment of Other Fees. The Other Fees shall be paid at the Closing by OSI, as provided in Schedule 1.64.

3.5. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into a right to receive the Merger Payment unless and until the holder or holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the CGCL. The holders of such Dissenting Shares shall be entitled only to such rights as are granted by Section 1300 et seq. of the CGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 1300 et seq. of the CGCL shall receive payment therefore, after the Closing, from the Surviving Corporation in accordance with the CGCL; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish such holder’s entitlement to relief as a dissenting shareholder as provided in Section 1300 et seq. of the CGCL, (ii) shall have effectively withdrawn such holder’s demand for relief as a dissenting shareholder with respect to such Dissenting Shares or lost such holder’s right to relief as a dissenting shareholder and payment for such holder’s Dissenting Shares under Section 1300 et seq. of the CGCL, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 1300 et seq. of the CGCL, such holder shall forfeit the right to relief as a dissenting shareholder with respect to such Dissenting Shares and each such share shall be converted into the right to receive the Merger Payment, without interest thereon, from Surviving Corporation. Prior to Closing, ARACOR shall give OSI (i) prompt written notice of any demands received by the ARACOR Shareholder for relief as a dissenting shareholder, attempted withdrawals of such demands and any other instruments served pursuant to the CGCL and received by ARACOR relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. Prior to Closing, ARACOR shall not, except with the prior written consent of OSI, make any payment with respect to, or settle or offer to settle, any such demands.

3.6. Manner of Distribution of Initial Payment. Schedule “3”, prepared under the assumption that no shares of ARACOR Common Stock shall change ownership prior to the Closing, sets forth (i) each ARACOR Shareholder who shall receive a portion of the Initial Payment at the Closing and subsequent Contingent Payment(s), and for each such ARACOR Shareholder, the number of shares held, the Initial Payment Percentage, the Contingent Payment Percentage, the mailing address, the estimated cash amount to be received at the Closing and the method of delivery of the Initial Payment and Contingent Payments for each respective ARACOR Shareholder, all in accordance with the terms of this Agreement and (ii) each ARACOR Optionholder who shall receive a portion of the Initial Payment at the Closing and portions of subsequent Contingent Payments(s), and for each ARACOR Optionholder, the number of options held, the Initial Payment Percentage, the Contingent Payment Percentage, the actual cash amount to be received at the Closing and the method of delivery of the Initial Payment and Contingent Payments for each respective ARACOR Optionholder, all in accordance with the terms of this Agreement. Schedule 3 sets forth an estimate of amounts to be distributed to each ARACOR Shareholder and ARACOR Optionholder, but shall be amended at the Closing to reflect the actual amount of Other Fees, and the actual cash payment to be received by each ARACOR Shareholder and ARACOR Optionholder at the Closing. If shares of ARACOR Common Stock change ownership prior to the Closing, Schedule 3 shall be amended at the Closing to reflect such change. If payment amounts indicated in Schedule 3 are inconsistent with the amounts calculated pursuant to this Section 3, the amounts indicated in Schedule 3 shall be determinative. The Initial Payment shall be paid as follows:

3.6.1. First, in payment of Other Fees;

3.6.2. Then, to each ARACOR Stockholder and ARACOR Optionholder, the payment to each equal to the product of (a) the applicable Initial Payment Percentage; and (b) the remaining Initial Payment.

4. CONTINGENT PAYMENTS.

4.1. Amount of and Criteria for Contingent Payments. Each of the Contingent Payments described in this Section 4 shall be referred to herein as a “Contingent Payment”, and collectively as the “Contingent Payments”. For each Earn-out Period after the Closing beginning January 2004, OSI shall pay the ARACOR Shareholders and ARACOR Optionholders a Contingent Payment in an amount equal to (a) 7.5% of ARACOR’s Net Sales for that Earn-out Period, plus (b) to the extent that such payment does not result in a loss on any particular Pass-Through Amount, 3% of receipts from Pass-Through Amounts, less (c) the Sick Leave Deduction for that Earn-Out Period. Such Contingent Payments shall continue until an aggregate of $30,000,000 of such Contingent Payments (including any advance payments pursuant to Section 4.4 have been made, at which time OSI’s obligations under this Section 4 shall have been fulfilled and OSI shall be under no further obligation with respect to Contingent Payments. If ARACOR’s revenues for calendar 2003 fall short of $15,000,000, the amount of the shortfall shall be deducted from Net Sales for the first Earn-out Period of 2004 for purposes of calculating the Contingent Payment for that Earn-out Period. The following definitions shall apply to this Section 4:

4.1.1. “Earn-out Period” refers to each of the following: the six-month period from January 1, 2004 through June 30, 2004; each of the years ended June 30, 2005 through and including June 30, 2010; and the six-month period from July 1, 2010 through December 31, 2010 (the “Earn Out Period End Date”).

4.1.2. “Net Sales” means cash receipts by OSI and its Affiliates (including Surviving Corporation), but not including any inter-company sales among OSI and its Affiliates (not involving receipts of funds from customers), that are recognized as revenue under GAAP, from:

(a) (i) maintenance or repair of Products, or agreements for the maintenance or repair of Products, (ii) sales of spare parts for and components of Products, and (iii) license fees from the license of Proprietary Intellectual Property; plus

(b) all Bundled Sale Amounts; plus

(c) sale or lease of Products, or the providing of Products on a fee-per-use basis; less

(d) (i) commissions; (ii) freight and insurance; and (iii) warranty reserves; provided however that except as set forth in Section 4.1.3 relating to the possibility of jointly developed products, Net Sales shall not include any products currently marketed by OSI or its Affiliates, or in the future developed solely by OSI and its Affiliates other than the Surviving Corporation.

4.1.3. “Bundled Sale” means a sale by OSI or any OSI Affiliate (including the Surviving Corporation) which is not a sale of a Product but which incorporates Proprietary Intellectual Property (e.g. a jointly developed product). “Bundled Sale Amount” means the amount of receipts derived from a Bundled Sale that are directly attributable to such Proprietary Intellectual Property. For the purposes of determining the Bundled Sale Amount with respect to any particular Bundled Sale, OSI and Individual or his designee shall together make a good faith determination of the percentage of the receipts from the Bundled Sale which shall be considered a Bundled Sale Amount after taking into consideration the relative average sales prices of other products containing the Proprietary Intellectual Property contributed to the Bundled Sale, as compared to those of products containing other intellectual property contributed to the Bundled Sale. Any dispute regarding the determination of the Bundled Sale Amounts shall be resolved in accordance with Section 4.7 hereof and the foregoing factors shall be specifically considered by the arbitrator.

4.1.4. “Pass Through Amounts” means, cash receipts in any earnout period from (a) research and development contracts and grants received; and (b) any construction or civil works projects (e.g. buildings, roadways, parking lots or other similar infrastructure projects) related to Products.

4.1.5. “Products” means (i) products sold by ARACOR as of the Closing, each of which is listed on Schedule 4.1.5(i), or products that are based on such products sold by ARACOR as of the Closing, but that require no more than $100,000 in enhancements or research and development funding in order to be sold following Closing, each of which is also listed on Schedule 4.1.5(i) and (ii) products under development which have been proposed to outside sources for research and development funding and which receive all necessary research and development funding from sources other than OSI or its Affiliates within 18 months of the Closing, each of which is listed on Schedule 4.1.5(ii).

4.1.6. “Proprietary Intellectual Property” means ARACOR Intellectual Property that is proprietary and the property solely of ARACOR, and that is reduced to documentation or practice as of the Closing.

4.2. Life Insurance Cash-Out. In the event that during the 60 days following the Closing Date, the ARACOR-owned life insurance policy or policies covering Individual has a cash surrender value of less than $176,000, net of all costs incurred in effecting such cash surrender, the shortfall shall be deducted from the Contingent Payments.

4.3. Sick Leave Deduction. For each Earn-Out Period, OSI shall calculate, as a dollar amount, the amount of Sick Leave taken during such Earn-Out Period by calculating, for each day of Sick Leave taken, the base wages for that day of the employee taking the Sick Leave, then taking the sum of all such dollar amounts so calculated. The Sick Leave Deduction for an Earn-Out Period shall be equal to the sum of all Sick Leave taken calculated pursuant to the preceding sentence, less $20,000. The Sick Leave Deduction shall be the sole remedy to OSI in connection with the assumption and carry-over of ARACOR’s obligations under the sick leave benefit program in effect at ARACOR immediately prior to the Effective Time.

4.4. Time of Contingent Payments. Each payment in fulfillment of a Contingent Payment shall be made within 90 days after the end of the Earn-out Period for which the Contingent Payment is due, except to the extent that later payments are required for the final Earn-out Period, which payments shall be made no later than March 31, 2012. If after the Earn-out End Date there remain cash receipts by OSI and its Affiliates that would have qualified as Net Sales but for the fact that they have not been recognized as revenues under GAAP, Contingent Payments shall be made with respect to such cash receipts received before the Earn-out End Date, to the extent they later qualify as Net Sales, on or before December 31, 2011. Portions of the Initial Payment shall be considered advanced payment of Contingent Payments as follows: (a) If new orders booked by the Surviving Corporation (as evidenced by firm purchase orders, but not including orders from OSI or its other Affiliates) between the Closing and March 31, 2004 are less than $6,000,000, but exceed $5,000,000, then $1,000,000 of the Initial Payment shall be considered an advance payment of Contingent Payments; and (b) If new orders booked by the Surviving Corporation (as evidenced by firm purchase orders, but not including orders from OSI or its other Affiliates) between the Closing and March 31, 2004 are less than $5,000,000, then $2,000,000 of the Initial Payment shall be considered an advance payment of Contingent Payments. If, pursuant to this Section 4.4, any portion of the Initial Payment is considered an advance payment of Contingent Payments, then no further Contingent Payments shall be paid until such advance payment has been entirely applied toward fulfillment of OSI’s Contingent Payments. In addition, and in accordance with Schedule 6.4, the Contingent Payment for the first Earn-out Period shall be net of any unpaid rent or reimbursable expenses due to the Surviving Corporation from Metara, Inc. during the first Earn-out Period.

4.5. Form of Contingent Payments. All payments made in fulfillment of Contingent Payments shall be made in cash by wire transfer or delivery of bank checks as indicated on Schedule 3, or as otherwise directed by the Shareholder Representative with no less than 10 business days prior written notice.

4.6. Manner of Payment of Contingent Payments. OSI shall distribute payments in fulfillment of Contingent Payments as follows:

4.6.1. First to Alliant Partners calculated in accordance with the formula set forth in Schedule 1.64;

4.6.2. Then to Individual as follows: At any time prior to the thirtieth day prior to the due date for the payment of any Contingent Payment, Individual may give written notice to OSI indicating the amounts paid by Individual in connection with Individual’s obligations pursuant to Section 13 and the Individual Indemnification Agreement;

4.6.3. Then to the Shareholder Representative as follows: At any time prior to the thirtieth day prior to the due date for the payment of any Contingent Payment, the Shareholder Representative may give written notice to OSI indicating the expenses of any kind advanced by Shareholder Representative in connection with any investigation, audit or proceeding pursuant to Section 4.7 hereof;

4.6.4. Then to the ARACOR Shareholders and ARACOR Optionholders identified in Schedule 3, paying each ARACOR Shareholder or ARACOR Optionholder the amount equal to the product of the remaining amount of the Contingent Payment multiplied by the applicable Contingent Payment Percentage. Each payment shall be accompanied by a statement from the OSI chief financial officer (the “Contingent Payment Notice”) setting forth in reasonable detail the calculation of Net Sales and Pass Through Amounts for the applicable Earn Out Period (including an itemization of all constituent elements of Net Sales and Pass Through Amounts. The Shareholder Representative shall simultaneously receive a copy of all such Contingent Payment Notices. “Contingent Payment Percentage” shall be calculated as follows:

(a) With respect to each ARACOR Stockholder, the Contingent Payment Percentage shall be calculated as a quotient the numerator of which is the number of shares of ARACOR Common Stock owned by that ARACOR Stockholder, and the denominator of which is the sum of (i) the number of shares of ARACOR Common Stock outstanding as of the Closing, plus (ii) the aggregate number of shares of ARACOR Common Stock purchasable under the ARACOR Stock Options at the Closing, assuming acceleration and full exercise of all ARACOR Stock Options.

(b) With respect to each ARACOR Optionholder, the Contingent Payment Percentage shall be calculated as a quotient, the numerator of which is the number of shares of ARACOR Common Stock purchasable under that ARACOR Optionholder’s ARACOR Stock Options at the Closing, assuming acceleration and full exercise of those ARACOR Stock Options, and the denominator of which is the sum of (i) the number of shares of ARACOR Common Stock outstanding as of the Closing, plus (ii) the aggregate number of shares of ARACOR Common Stock purchasable under the ARACOR Stock Options at the Closing, assuming acceleration and full exercise of all ARACOR Stock Options.

4.7. Audit; Dispute Resolution. Until the applicable Audit Period Termination Date, OSI shall, upon request, make available during normal business hours all books and records related to the respective Contingent Payments pursuant to this Section 4 for review by the Shareholder Representative. Shareholder Representative may request copies of such books and records, which request shall not be unreasonably denied by OSI. The applicable “Audit Period Termination Date” shall mean 60 days after OSI makes available to the Shareholder Representative financial statements covering the applicable Earn Out Period. In the event that the Shareholder Representative disputes OSI’s determination of the amount of the Contingent Payment or whether a payment pursuant to Section 4 should be, or should have been, made, the Stockholder Representative shall notify OSI in writing (a “Contingent Payment Dispute Notice”) of the amount, nature and basis of such dispute. The Stockholder Representative and OSI shall first endeavor to resolve such dispute among themselves. If the Stockholder Representative and OSI are unable to resolve the dispute within forty-five (45) calendar days following OSI’s receipt of a Contingent Payment Dispute Notice, the dispute shall be submitted to binding arbitration. Such arbitration shall be held in Los Angeles, California and shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. OSI and the Shareholder Representative shall agree on the arbitrator, provided that if OSI and the Shareholder Representative cannot agree on such arbitrator, either OSI or Shareholder Representative can request that the American Arbitration Association (Los Angeles) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator regarding any issue raised in the Contingent Payment Dispute Notice shall be binding and conclusive. The parties agree to complete such arbitration as expeditiously as reasonably possible.

4.8. Change of Control. In the event that a Change of Control of OSI occurs, or the Surviving Corporation is no longer a subsidiary of OSI, at any time prior to the Earn Out Period End Date and thereafter OSI or the Surviving Corporation breaches Section 4.10, then each ARACOR Shareholder and ARACOR Optionholder shall be entitled to the applicable Contingent Payment Percentage of $30,000,000 less all Contingent Payments made to date. Such payments shall be made in the manner set forth in Section 4.6 hereof.

4.9. Management of Business. Following the Effective Time OSI will provide the Surviving Corporation with financial resources that, in OSI’s judgment, are reasonable to support the business of the Surviving Corporation. The parties acknowledge that prior to the Earn Out Period End Date, circumstances may arise under which it would be beneficial to OSI to make changes in the Business (such as, for example the inclusion of other businesses or products under the control and management of ARACOR). In this event, OSI shall reasonably involve Individual, while Individual remains an employee of Surviving Corporation, in planning and executing such changes.

4.10. Good Faith. In addition to complying with the covenants set forth in this Section 4, OSI agrees to act in good faith to allow ARACOR Shareholders and ARACOR Optionholders to earn the Contingent Payments described in this Section 4.

4.11. No Restriction on Business Management. Nothing in this Section 4, however, shall in any way restrict or otherwise reduce OSI’s degree of reasonable discretion in exercising its business judgment in matters pertaining to management of the Surviving Corporation, or to require any act or omission that may have a detrimental effect on OSI or its Affiliates other than the Surviving Corporation.

5. THE CLOSING.

5.1. Closing. Provided that all the conditions precedent to the obligations of the parties to this Agreement to consummate the Closing have been satisfied or waived, the Closing shall take place at the offices of OSI at 10:00 a.m., local time, on the Closing Date.

5.2. Closing Deliveries. In order to consummate the Closing, after the parties have confirmed that the Consents and Approvals other than the filing of the Certificate of Merger with the State of California have been given, the parties shall take the actions and make the deliveries described in this Section 5.2.

5.2.1. By ARACOR and Individual. At the Closing, ARACOR and Individual shall deliver, or cause to be delivered, to OSI Subsidiary and OSI all of the following:

(a) ARACOR Common Stock: Share certificates representing no less than 80 percent of ARACOR Common Stock issued and outstanding as of the Effective Time;

(b) President Certificate: A certificate of the President of ARACOR, dated as of the Closing Date, certifying the continued accuracy in all material respects of ARACOR’s representations and warranties made in this Agreement;

(c) Board Resolutions: Unanimous resolutions of ARACOR’s Board of Directors approving this Agreement and all transactions contemplated herein;

(d) Action by Written Consent of ARACOR Shareholders: An Action by Written Consent of the ARACOR Shareholders sufficient to approve this Agreement and all transactions contemplated herein;

(e) Opinion of Counsel: An opinion of counsel to ARACOR, dated as of the Closing Date, in the form of Exhibit “5.2.1(e)“ attached hereto;

(f) Resignations: Resignations, dated as of the Closing Date, of all officers and directors of ARACOR in form and substance acceptable to OSI and its counsel, including the termination of all employment agreements or other arrangements between each such officer and ARACOR;

(g) Key Person Employment Agreement: The Key Person Employment Agreement between OSI Subsidiary and Individual, in the form attached hereto as Exhibit “5.2.1(g)” duly executed by Individual and dated as of the Closing Date;

(h) Third Party Consents. Consents to the transactions contemplated in this Agreement from all third parties from whom such consents are required as set forth in Schedule “6.2“;

(i) Schedule 3: Schedule 3, as described above;

(j) Alliant Letter: a letter from Alliant Partners stating that the Letter Agreement between ARACOR and Alliant Partners dated April 18, 2003 relates only to the transactions contemplated in this Agreement, and approving of Schedule 3 to the extent Schedule 3 pertains to payments to Alliant Partners;

(k) Certificate of Good Standing: A certificate issued by the Secretary of State of the State of California certifying ARACOR’s good standing; and

(l) Individual Indemnification Agreement: The Indemnification Agreement between OSI, OSI Subsidiary and Individual, in the form attached hereto as Exhibit “5.2.1(l) duly executed by Individual and dated as of the Closing Date.

5.2.2. By OSI Subsidiary and OSI. At the Closing, or at such other time as set forth below, OSI Subsidiary and OSI shall deliver to ARACOR and the ARACOR Shareholders the following:

(a) Board Resolutions: Resolutions of the boards of directors of OSI Subsidiary and OSI approving the Merger;

(b) Opinion of Counsel: An opinion of counsel to OSI Subsidiary and OSI, dated as of the Closing Date, in the form of Exhibit “5.2.2(b)” attached hereto;

(c) Key Person Employment Agreements: Original counterparts of the Key Person Employment Agreements, duly executed by OSI Subsidiary and dated as of the Closing Date; and

(d) President Certificate: A certificate of the President of each of OSI and OSI Subsidiary, dated as of the Closing Date, certifying the continued accuracy in all material respects of the representations and warranties made by each of OSI and OSI Subsidiary in this Agreement.

5.3. Closing Agreements. On the Closing Date, the parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such other instruments or documents, in form and substance reasonably acceptable to the other party’s counsel, as may be reasonably necessary to consummate the Merger.

6. ARACOR’S REPRESENTATIONS AND WARRANTIES. Subject to and except for the disclosures made, if any, in the ARACOR Disclosure Schedule identified to the particular section number for which the disclosure is made, as a material inducement to OSI Subsidiary and OSI to enter into this Agreement and to consummate the Merger, ARACOR represents and warrants to OSI Subsidiary and OSI as set forth in this Section 6, and that each of such representations and warranties are true as of the date of this Agreement, and shall be true as of the Closing Date. Such representations and warranties shall inure to the benefit of OSI Subsidiary and OSI and each of their successors and assigns. ARACOR acknowledges that OSI Subsidiary and OSI are each entering into this Agreement in reliance upon the truth and accuracy of each such representation and warranty.

6.1. Due Organization. ARACOR is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full power and authority and all material licenses, permits and franchises to own, operate or lease, as applicable, its assets and to carry on the Business. ARACOR is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character of the properties it owns or the nature of the business it conducts makes such qualification or licensing necessary or proper, except where the failure to so qualify would not, in the aggregate, have a material adverse effect on the Business. ARACOR has made available to OSI Subsidiary complete and correct copies of ARACOR’s Articles of Incorporation and By-laws, in each case as amended to the date of this Agreement.

6.2. Power and Authority. ARACOR has all requisite power, authority and capacity to enter into this Agreement and all documents required to be entered into pursuant hereto (this Agreement and such documents being hereinafter referred to as the “ARACOR Documents”), and all corporate action required to be taken by ARACOR to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken including, without limitation, all approvals of ARACOR’s Board of Directors and, as of the Closing Date, the ARACOR Shareholders. Upon ARACOR’s execution and delivery of the ARACOR Documents, assuming the due authorization, execution and delivery by OSI, OSI Subsidiary and Individual, the ARACOR Documents will become valid and binding obligations of ARACOR, enforceable in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting the rights of creditors generally or general principles of equity. The execution and delivery of the ARACOR Documents and the consummation of the transactions contemplated by the ARACOR Documents will not result in the creation of any Lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other material obligation of ARACOR. ARACOR’s execution, delivery and consummation of the transactions contemplated in the ARACOR Documents are not prohibited by, do not violate or conflict with any provision of, and do not result in a material default under or a material breach of, and are not subject to any consent requirement under, (a) the articles of incorporation or bylaws of ARACOR, as amended, (b) any Material Contract or other material instrument to which ARACOR is a party or by which ARACOR or any of its assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, (d) any obligation, law, ordinance, regulation, order or decree applicable to ARACOR or any of its properties; or (e) any permit, concession, franchise or license applicable to ARACOR or its properties.

6.3. Capital Structure. The authorized capital stock of ARACOR consists of 10,000,000 shares of ARACOR Common Stock. As of the date of this Agreement, 4,569,798 shares of ARACOR Common Stock were issued and outstanding. Schedule 3 sets forth, among other things, the name of each holder of ARACOR Common Stock, the number of shares held by such ARACOR Shareholder and the address of each such ARACOR Shareholder. Schedule 3 sets forth the name of each ARACOR Optionholder, the number of shares underlying each such stock option, the per share exercise price of each share subject to such option and the address of each such ARACOR Optionholder. No shares of ARACOR Common Stock are held by ARACOR in its treasury, or are reserved for issuance upon the exercise of warrants. No other shares of capital stock or other voting securities of ARACOR are authorized, issued or outstanding. No shares of ARACOR Common Stock are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other similar agreement. There are no outstanding stock appreciation rights, restricted stock grants or contingent stock grants and there are no other outstanding contractual rights to which ARACOR is a party, the value of which is derived from the value of shares of ARACOR Common Stock. All outstanding shares of ARACOR Common Stock are, and all shares which may be issued upon exercise or conversion of any security issued by ARACOR will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, except as set forth on Schedule 3, there are no bonds, debentures, notes or other indebtedness of ARACOR having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of ARACOR may vote. There is no voting trust or other agreement with regard to voting of any share or fractional share of ARACOR Common Stock. Contingent and effective upon the Effective Time, all ARACOR Stock Options shall have been exercised or terminated and, following the Effective Time, no holder of ARACOR Stock Options will have any right to receive shares of common stock in OSI or the Surviving Corporation. Contingent and effective upon the Effective Time, there shall be no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which ARACOR is a party, or by which ARACOR is bound, obligating ARACOR to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of ARACOR or obligating ARACOR to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

6.4. Affiliates. ARACOR has no subsidiaries. ARACOR does not own or hold any shares of stock or other voting or ownership interest in any Person.

6.5. Financial Statements.

6.5.1. ARACOR has delivered to OSI (i) audited financial statements of ARACOR for the 12 months ended December 31 of 2002, 2000 and 1998, (ii) unaudited financial statements of ARACOR for the 12 months ended December 31 of 2001, 1999 and 1997, (iii) unaudited financial statements of ARACOR for the nine months ended September 30, 2003, and (iv) an unaudited balance sheet as of the Balance Sheet Date, as defined below (collectively, the “ARACOR Financial Statements”). The ARACOR Financial Statements were prepared in accordance with generally accepted accounting principles as applied on a consistent basis during the periods covered and fairly present the financial position of ARACOR as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to the absence of footnotes and to normal year-end audit adjustments which are not material.

6.5.2. Since January 1, 2000, ARACOR has maintained a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.5.3. Since October 31, 2003 (the “Balance Sheet Date”):

(a) There has not been: (i) any material adverse change in the financial condition, assets, liabilities, personnel or business of ARACOR or in its relationships with its personnel, suppliers, customers, distributors, lessors or others, except changes in the ordinary course of business; (ii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or the assets of ARACOR; (iii) any forgiveness or cancellation of debts or claims, or waiver of any rights except in the ordinary course of the Business; (iv) any advances to, loans to, or investments in or transfers of assets to any affiliated Person or entity or any third party; (v) any event or condition of any character materially adversely affecting the Business or the properties of ARACOR; (vi) any material decrease in the actual net worth or in the book value of ARACOR except in the ordinary course of business; (vii) any discharge or satisfaction of any Lien, charge or encumbrance or payment of any liability or obligation, other than current liabilities in the ordinary course of business; (viii) any change in the credit practices of ARACOR or in its methods of maintaining their books, accounts or business records; or (ix) any change in accounting methods, principles or practices by ARACOR affecting its assets, liabilities or business; and

(b) ARACOR has not and will not have (i) declared or paid any dividend or declared or made any distribution on or authorized the creation or issuance of, or issued or otherwise effected any split-up or other reclassification or reorganization of any of its stock or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding stock except pursuant to repurchase rights in connection with an employee’s termination of employment with ARACOR, as set forth in Schedule 6.5.3; (ii) issued or sold or authorized the creation or issuance of any bonds, debentures or other corporate securities including without limitation, shares of ARACOR Common Stock except in connection with the exercises of outstanding ARACOR Stock Options; (iii) entered into any transaction other than in the ordinary course of business; (iv) except for this Agreement, entered into any contract of a material nature or (v) with respect to ARACOR’s employees or consultants, (A) granted to any employee or consultant any increase in compensation, except as was required under employment agreements in effect as of the Balance Sheet Date or in the ordinary course of business of ARACOR, (B) granted to any employee or consultant any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the Balance Sheet Date or (C) entered into any employment, severance or termination agreement with any executive officer.

6.6. Liabilities. No corporate debt securities are outstanding, and ARACOR has not entered into any agreement or obligation of any kind and is not subject to any option or right of refusal, to sell all or any part of ARACOR’s assets or to merge or consolidate ARACOR with any other entity or concern. Except as reflected in the ARACOR Financial Statements or with respect to any contracts entered into in the ordinary course of business, ARACOR has no material liabilities of any nature, whether absolute accrued, contingent or otherwise; and since the Balance Sheet Date, ARACOR has not incurred any material liabilities other than in the ordinary course of business and on terms and conditions and in amounts consistent with past practices or as otherwise provided on the schedules to this Agreement. As of the Closing, ARACOR shall have no promissory notes outstanding. All expenses and compensation payable to Alliant Partners at the Closing or by reason of the Closing or by reason of this Agreement shall be paid through the Other Fees and Contingent Payments.

6.7. Product Warranties. ARACOR has made available to OSI copies of all written warranties covering ARACOR’s products to which ARACOR is a party.

6.8. Taxes. ARACOR has duly and timely filed all federal, state, county and local income, excise, sales, employment and other tax returns and reports required to have been filed by ARACOR up to and including the date hereof, except where the failure to so file would not, in the aggregate, have a material adverse effect on the Business. All such returns are complete and accurate in all material respects and disclose all material taxes required to be paid for in the periods covered thereby. ARACOR has paid all taxes due and payable (whether or not shown on such returns), all assessments, notice of which have been received by ARACOR, and all other taxes, governmental charges, penalties, interest and fines due and payable by ARACOR on or before the date hereof. No audit by a tax authority is pending or threatened with respect to any material taxes due from ARACOR. No issue has been raised by any tax authority in any audit of ARACOR that if raised with respect to any other period not so audited could reasonably be expected to result in a deficiency for any period not so audited. No deficiency or adjustment for any taxes has been proposed, asserted or assessed against ARACOR that has not been resolved or paid or for which an adequate accrual has not been established in accordance with generally accepted accounting principles. ARACOR is not a party to any tax sharing agreements, tax indemnity agreements or similar agreements. As of the Closing Date, there will be no outstanding liability of ARACOR for any due and unpaid taxes of any kind whatsoever, or for interest and penalties on any previously paid or unpaid taxes. ARACOR has neither given nor been requested to give, nor has ARACOR signed, any extension of time or waiver of any statute of limitations with respect to federal, state or local taxes of any kind whatsoever. ARACOR has not received any notice of deficiency or assessment or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority. There is no pending audit of ARACOR, nor has ARACOR received any oral or written notice of a proposed audit by any taxing authority or jurisdiction.

6.9. Employee Matters.

6.9.1. (i) ARACOR is not a party to any collective bargaining agreement or other labor union contract, (ii) to ARACOR’s knowledge, there are no organizational campaigns, demands or proceedings pending or threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representatives of any group of employees of ARACOR, and (iii) there are no strikes, controversies, slowdowns, work stoppages or material labor disputes, or, to ARACOR’s knowledge, threatened involving the employees of ARACOR located at any site of employment of ARACOR.

6.9.2. ARACOR is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and to its knowledge is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation. There are no complaints, controversies, charges, investigations, lawsuits or other proceedings relating to ARACOR pending in any court or with any agency responsible for the enforcement of Federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, which, if adversely determined, would individually or in the aggregate, result in any material liability to ARACOR.

6.9.3. Since January 1, 2002, ARACOR has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of ARACOR, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of ARACOR; nor has ARACOR been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

6.9.4. Accumulated Sick Leave (calculated on the basis of employee base wages at the time Sick Leave is taken) does not exceed the equivalent of $500,000.

6.10. Employee Benefits and ERISA Matters.

6.10.1. Schedule 6.10.1 contains a true and complete list of each employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by ARACOR, or by any trade or business, whether or not incorporated, that together with ARACOR would be deemed to comprise a controlled group or affiliated service group or be deemed to be under common control or otherwise aggregated for purposes of Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any current or former employee or director of ARACOR or any ERISA Affiliate (the “Plans”).

6.10.2. Schedule 6.10.2 identifies each of the Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”). None of the Plans is subject to Title IV of ERISA. Neither of ARACOR nor any ERISA Affiliate has any commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of ARACOR or any ERISA Affiliate other than as required by applicable law, rule or regulation.

6.10.3. With respect to each of the Plans, ARACOR has heretofore delivered or made available or as promptly as practicable after the date hereof shall deliver or make available to OSI Subsidiary true and complete copies of each of the following documents, as applicable: (a) a copy of the

Plan documents (including all amendments thereto) for each written Plan; (b) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed; (c) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last Plan year ending prior to the date of this Agreement; (d) a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan; (e) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; (f) all contracts relating to the Plans with respect to which ARACOR or any ERISA Affiliate may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (g) the most recent determination letter (or opinion letter, if applicable) received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

6.10.4. Neither ARACOR, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to ARACOR’s knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which ARACOR, any ERISA Affiliate, any ERISA Plan or any such trust could be subject to any material liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

6.10.5. All contributions which ARACOR or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans have been timely paid in full or properly recorded on the financial statements or records of ARACOR.

6.10.6. Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

6.10.7. There has been no material failure by any of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to meet the requirements of such qualification. ARACOR has applied for and received a currently effective determination letter, or, if applicable, has received an opinion letter, from the Internal Revenue Service stating that it is so qualified, and to ARACOR’s knowledge no event has occurred since the issuance of such letter that could reasonably be expected to cause the loss of such qualified status, or ARACOR has time remaining to apply under applicable Treasury Regulations or IRS pronouncements for such determination or opinion letter.

6.10.8. No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of ARACOR or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

6.10.9. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of ARACOR or any ERISA Affiliate to severance pay, or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due, or any option or other equity security held by, any such employee, officer or director.

6.10.10. There are no pending or, to ARACOR’s knowledge, threatened claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

6.10.11. ARACOR has not made any payments, is not obligated to make any payments, nor is it a party to any contract, agreement or other arrangement which could result in the payment by ARACOR of an “Excess Parachute Payment” as that term is used in Section 280G of the Code.

6.10.12. Since the Balance Sheet Date, ARACOR has not adopted any Plan.

6.11. Real Property. ARACOR does not own any real property. Schedule 6.11 sets forth a true and correct list of all real properties currently leased by ARACOR (“Leased Properties”), in each case, setting forth (a) the lessor and lessee thereof and the date and term of each of the leases, licenses or other agreements (the “Existing Leases”) for the Leased Properties, and (b) street address of each property covered thereby, and (c) a brief description of the principal use of such property by ARACOR. The Existing Leases for the Leased Properties are valid, binding and in full force and effect, except as may be limited by bankruptcy or insolvency laws or similar laws affecting the rights of creditors generally or general principles of equity, and have not been amended, and neither ARACOR, nor to the knowledge of ARACOR any other party thereto is in default or breach under any such Existing Lease, except for such non-monetary defaults as have not had and are not reasonably likely to have, individually and in the aggregate, a material adverse effect on ARACOR. To ARACOR’s knowledge, no event has occurred which, with the passage of time or the giving of notice or both would cause a breach of or default under any of such Existing Leases. The interests of ARACOR in the Existing Leases for the Leased Properties are free and clear of all Liens against, or resulting from the actions of ARACOR. The improvements constructed at each facility subject to an Existing Lease for Leased Properties, including all leasehold improvements, building systems, equipment and all fixtures owned, leased or used by ARACOR at such facilities are to ARACOR’s knowledge: (a) in good operating condition and repair in all material respects, subject to ordinary wear and tear; (b) not in need of material repair or correction except for ordinary routine maintenance and repair; (c) sufficient in all material respects for the operation of the Business; and (d) structurally sound in all material respects with no material defects. All utilities presently serving the Leased Properties are adequate to service the Business. With respect to each such Leased Properties: (a) ARACOR has a valid leasehold interest in the Leased Properties; (b) ARACOR has not received notice of any special assessment for which ARACOR is liable that may encumber any of the Leased Properties, except for any real property or taxes passed through to ARACOR pursuant to the terms of the Existing Leases and are reflected in the ARACOR Financial Statements; (c) ARACOR has not received notice of any governmental decree or order for the whole or any portion of the Leased Properties or any property providing access thereto to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the knowledge of ARACOR has any such condemnation, expropriation or taking been proposed by any governmental body.

6.12. Other Assets. ARACOR is the sole and exclusive owner of all right, title and interest in, and has good and indefeasible title to, all the Assets. Schedule 6.12 hereto sets forth a true and complete list of all capital equipment owned by ARACOR with a book value in excess of $10,000.

6.13. Material Contracts. Schedule 6.13 hereto sets forth a complete and accurate list of all material contracts, agreements, options and other commitments, oral or written, to which ARACOR is a party or by which ARACOR or the Business is bound including, without limitation, (a) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the Business is conducted or, assuming the completion of the Merger, the business of the Surviving Corporation would be conducted, (b) any exclusive supply or purchase contracts or any exclusive requirements contracts or (c) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (collectively, the “Material Contracts”). ARACOR has made available to OSI accurate and complete copies of all the Material Contracts. Each of the Material Contracts is in full force and effect and to ARACOR’s knowledge there is no existing condition, event, including, without limitation, the consummation of the Merger, that presently exists or with notice or the passage of time would give any third party any right to terminate or materially adversely affect ARACOR’s rights thereunder. To ARACOR’s knowledge, no party to any Material Contract is in breach of any provision of, in violation of, or in default under the terms of any Material Contract.

6.14. Related Party Transactions. To ARACOR’s knowledge, no officer, director or shareholder of ARACOR has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that ARACOR furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, ARACOR, any goods or services or (iii) a beneficial interest in any Material Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 6.14.

6.15. Personal Property Leases. Schedule 6.15 hereto sets forth a complete and accurate list of all material leases of personal property (the “Personal Property Leases”) that ARACOR uses in the Business.

6.15.1. The Personal Property Leases are in full force and effect and are valid, binding, and enforceable in accordance with their respective terms except as may be limited by bankruptcy or insolvency laws or similar laws affecting the rights of creditors generally or general principles of equity;

6.15.2. ARACOR and to ARACOR’s knowledge each other party to a Personal Property Lease has complied with all material commitments and obligations on its part to be performed or observed under each Personal Property Lease;

6.15.3. ARACOR has not received any notice of a default, offset or counterclaim under any Personal Property Lease, or any other communication calling upon ARACOR to comply with any provision of any Personal Property Lease or asserting noncompliance, and no event or condition has happened or presently exists that constitutes a default or, after notice or lapse of time or both, would constitute a default under, any Personal Property Lease; and

6.15.4. There is no security interest, Lien, encumbrance or claim on ARACOR’s leasehold interest created under any of the Personal Property Leases.

6.16. Insurance. Schedule 6.16 sets forth a complete list of all of the insurance policies held by ARACOR that insure any assets of ARACOR. ARACOR maintains insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in business similar to that of ARACOR.

6.17. Intellectual Property.

6.17.1. Schedule 6.17.1 contains a complete and accurate list of all patents, trademarks, trade names, service marks, brand names, and copyrights, and any applications for any of the foregoing, owned by ARACOR, and a complete and correct list of all material licenses and other agreements relating to any of the foregoing. To ARACOR’s knowledge, ARACOR owns or has a valid right to use all registered trademarks, service marks, trade names, Internet domain names, designs, slogans, together with all applications, registrations and goodwill related to the foregoing (collectively, the “ARACOR Trademarks”); issued patents (including any registration, continuations, continuations-in-part, renewals and applications for any of the foregoing); registered copyrights (including any registrations, renewals and applications for any of the foregoing); ARACOR Software (as defined below); trade secrets and other confidential information, know-how, proprietary processes, product designs, formulae, algorithms, models, and methodologies (collectively, the “ARACOR Trade Secrets”) necessary for the conduct of the Business (all such intellectual property being referred to herein as the “ARACOR Intellectual Property”). For purposes of this Section 6.17, “ARACOR Software” means any and all of the following items that are necessary to the conduct of the Business (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (d) all documentation, including user manuals and training materials, relating to any of the foregoing.

6.17.2. Except with respect to any licenses granted to third parties, all of which are listed on Schedule 6.17.2, ARACOR Intellectual Property owned by ARACOR is free and clear of all Liens.

6.17.3. To ARACOR’s knowledge, all ARACOR Intellectual Property owned by ARACOR that is necessary for the conduct of the Business is valid and subsisting, in full force and effect, and has not been canceled, has not expired, nor has it been abandoned. There is not pending or, to ARACOR’s knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any registrations in respect of ARACOR Intellectual Property (other than ARACOR Trademarks) owned by ARACOR. All past and present ARACOR employees and consultants have assigned to ARACOR all material intellectual property created in the scope of their employment or engagement by ARACOR.

6.17.4. To ARACOR’s knowledge, the conduct of the Business does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. There are no claims or suits pending and as to which ARACOR has received actual notice nor, to the knowledge of ARACOR, are any claims or suits threatened, and ARACOR has not received any notice of a third-party claim or suit, (a) alleging that its activities or the conduct of its Business infringes upon, violates, or constitutes the unauthorized use of the intellectual property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any ARACOR Intellectual Property, which in any case would have a material adverse effect.

6.17.5. There are no written settlements, forbearance to sue, consents, judgments, or orders or similar obligations which in any material respect (a) restrict the right of ARACOR to use any ARACOR Intellectual Property owned by ARACOR, or (b) restrict the Business in order to avoid infringing upon a third party’s intellectual property rights. There are no agreements that permit third parties to use any ARACOR Intellectual Property owned by ARACOR.

6.17.6. ARACOR takes reasonable measures to protect the confidentiality of ARACOR Trade Secrets, including (a) requiring its employees and independent contractors having access thereto to execute written agreements that protect the confidentiality of ARACOR Trade Secrets and (b) requiring all licensees to maintain the confidentiality of ARACOR Trade Secrets. To the knowledge of ARACOR, no ARACOR Trade Secret has been knowingly disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement or other appropriate instrument that protects ARACOR’s proprietary interests in and to such ARACOR Trade Secrets. To the knowledge of ARACOR, no party to any nondisclosure agreement or nondisclosure obligation relating to ARACOR Trade Secrets is in breach or default thereof.

6.17.7. To the knowledge of ARACOR, no third party is misappropriating, infringing, or violating any ARACOR Intellectual Property owned by ARACOR other than immaterial disputes concerning use by a third party of Trademarks of ARACOR.

6.17.8. The consummation of the Merger and the other transactions contemplated by this Agreement shall not result in the loss or impairment of ARACOR’s right to own or use any of ARACOR Intellectual Property, and will not require the consent of any governmental authority to transfer rights in or ownership of any ARACOR Intellectual Property owned by ARACOR.

6.18. Corporate Records. The minute books of ARACOR have been provided to OSI and contain in all material respects true and complete minutes and records of all formal meetings and proceedings and other formal action of ARACOR’s shareholders and directors, and all meetings and other corporate proceedings of ARACOR’s shareholders and directors have been duly, legally and properly held or taken. The stock certificate books of ARACOR have been provided to OSI and all the signatures that appear on the certificates that represent shares of stock of ARACOR (including all certificates that are now outstanding and all certificates that have heretofore be canceled) are the true signatures that they purport to be and were actually affixed to the respective documents by the persons whose names they represent.

6.19. Claims and Litigation. There is no claim, legal proceeding, action, suit, investigation or other proceeding pending, or to ARACOR’s knowledge threatened, against ARACOR that could adversely affect the Business or the transactions contemplated by this Agreement. ARACOR is not subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a material adverse effect on ARACOR.

6.20. Licenses and Permits. Each of ARACOR and, to ARACOR’s knowledge, its officers, directors and other personnel hold, to the extent legally required, all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, orders, registrations, findings of suitability, licenses, notices, permits, applications and rights, including all authorizations under any applicable law (“Permits”), necessary for ARACOR to own, lease or operate its properties and assets and to carry on the Business except to the extent that the failure to hold such Permits would not in the aggregate have a material adverse affect on ARACOR, and there has occurred no material default under any such Permit. To the knowledge of ARACOR, no event has occurred, and no facts or circumstances exist, which would prevent ARACOR from obtaining all necessary material Permits to allow ARACOR to conduct the Business.

6.21. Compliance with Law. ARACOR and, to ARACOR’s knowledge, each of its officers, directors and other key personnel, is in compliance with all applicable laws with respect to the Business.

6.22. Condition of Assets. None of the Assets, or any individual item of the Assets fails or fail to conform in any material respect to any applicable law, ordinance or regulation. The Assets are free and clear of all Liens, encumbrances, pledges or charges, except as reflected in the Financial Statements or in Schedule 6.22 and except for Liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. All Liens reflected in Schedule 6.22 shall have been terminated as of the Closing. All tangible Assets are in good condition and working order, excepting ordinary wear and tear.

6.23. Shareholders’ Claim. As of the Closing, no ARACOR Shareholder has any claim against ARACOR or the Assets of any kind or nature with respect to such ARACOR Shareholder’s status as a shareholder, except claims, if any, arising from this Agreement and the documents delivered pursuant to this Agreement.

6.24. Contributions. ARACOR has not established or maintained any intentionally unrecorded fund or asset for or on behalf of ARACOR for any purpose, and has not made any intentionally false or artificial entry on any of its books or records for or on behalf of ARACOR for any reason.

6.25. Environmental Matters.

6.25.1. Except as would not be reasonably expected to result in a material adverse effect on ARACOR, during the five years preceding the Effective Time, (a) ARACOR has not caused any Hazardous Materials to be present on or in the facilities of the Business or at any geologically or hierologically adjoining property, including any Hazardous Materials (as defined below) contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of said facilities or such adjoining property, or incorporated into any structure therein or thereon; and (b) ARACOR has not permitted or conducted any Hazardous Activity (as defined below) that was not in compliance with all applicable Environmental Laws with respect to the Business or its facilities or any other properties or assets (whether real, personal, or mixed) that relate to the operations of ARACOR. As used in this Agreement, “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from a facility or any part thereof into the environment; and “Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any environmental law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

6.25.2. Seller’s operations are, in all material respects, in compliance with all applicable federal, state, and local laws pertaining to hazardous substances, wastes, discharges, emissions, disposal, dumping, burial or other forms of pollution, as regulated by federal, state or local law. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or to ARACOR’s knowledge threatened against ARACOR seeking to impose, or that could reasonably be expected to result in the imposition of, on ARACOR any liability or obligation arising under common law or under any Environmental Law (as defined below), which liability or obligation could reasonably be expected to have a material adverse effect on ARACOR. To the knowledge of ARACOR, there is no reasonable basis for any such proceeding, claim, action or governmental investigation relating to alleged Hazardous Activity that would impose any liability or obligation that could reasonably be expected to have a material adverse effect on ARACOR. “Environmental Law” means any federal, international, state, local or other law, statute, rule, regulation, ordinance or treaty relating to any Hazardous Materials or to the protection of the environment generally, including, without limitation, (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. Section 6901, et seq.), (b) the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.), (c) the Clean Air Act (42 U.S.C. Section 7401, et seq.), (d) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984(42 U.S.C. Section 6902, et seq.), (e) the Toxic Substances Control Act (15 U.S.C. Section 2601-2629), (f) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and (g) any of the regulations adopted or publications promulgated pursuant to any the foregoing.

6.26. Brokers or Finder’s Fees. Except as provided in the ARACOR Disclosure Schedule, no agent, broker, Person or firm acting on behalf of ARACOR is, or will be, entitled to any investment banking or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby. ARACOR has made available to OSI true and correct copies of all agreements between brokers or finders and ARACOR in effect as of the Closing.

6.27. Full Disclosure. The representation and warranties of ARACOR contained in this Agreement, and each exhibit, schedule (including, without limitation, the ARACOR Disclosure Schedule), certificate delivered by ARACOR pursuant to this Agreement are accurate, correct and complete in all material respects as of the date delivered, and do not contain any untrue statement of a material fact or, omit to state a material fact necessary in order to make the statements and information contained therein, in light of the circumstances under which they were made, not misleading. There is no fact, presently known, that materially adversely affects the ability of ARACOR to perform fully under this Agreement or to consummate the Merger that has not been set forth or described in this Agreement or in the ARACOR Disclosure Schedule.

7. INDIVIDUAL’S REPRESENTATIONS AND WARRANTIES. As a material inducement to OSI Subsidiary and OSI to enter into this Agreement and to consummate the Merger, Individual represents and warrants to OSI Subsidiary and OSI as set forth in this Section 7. Each of such representations and warranties are true as of the date of this Agreement, and shall be true as of the Closing Date. Each such representation and warranty shall inure to the benefit of OSI Subsidiary and OSI and each of their successors and assigns. Individual acknowledges that OSI Subsidiary and OSI are each entering into this Agreement in reliance upon the truth and accuracy of each representation and warranty provided by Individual. Individual represents and warrants that:

7.1. Power and Authority. Individual has all requisite power, authority and capacity to enter into this Agreement and all documents required to be entered into pursuant hereto to which such Individual is a party (the “Individual Documents”), and any action required to be taken by Individual to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. Upon Individual’s execution and delivery of the Individual Documents, assuming the due authorization, execution and delivery by ARACOR, OSI and OSI Subsidiary, the Individual Documents will become valid and binding obligations of Individual, enforceable in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or laws affecting the rights of creditors generally or general principles of equity. Individual’s execution and delivery of the Individual Documents and his consummation of the transactions contemplated by the Individual Documents are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of (a) any material contract, agreement or other instrument to which Individual is a party or by which such Individual or any of his or its respective assets is bound, (b) any order, writ, injunction, decree or judgment of any court or governmental agency, (c) any obligation, law, ordinance, regulation, order or decree applicable to such Individual or any of their properties, or (d) the operating agreement or other governing documents of Individual (if any).

7.2. Individual Stock. The ARACOR Common Stock held by such Individual (the “Individual Stock”) is free and clear of any security interest, Lien, pledge, encumbrance, claim, charge, agreement, right, option, warrant and restriction of any kind, nature or description. No option, warrant, restriction, right or other agreement or commitment is currently outstanding or existing with respect to the Individual Stock. Such Individual is, and immediately prior to the time the Closing occurs, will continue to be, the record and beneficial owner of the Individual Stock, free and clear of any security interest, Lien, pledge, encumbrance, claim, charge, agreement, right, option, warrant or restriction of any kind, nature or description, and no other Person owns or has any interest in or to any share of stock of ARACOR or any fractional share, including, without limitation, any voting right, and there is no voting trust with regard to any share of stock of ARACOR or any fractional share.

8. CARDINAL’S AND OSI SUBSIDIARY’S REPRESENTATIONS AND WARRANTIES. Subject to and except for any disclosure made in this Agreement and to information contained in the OSI Disclosure Schedule that is specifically referenced to a paragraph number of this Section 8, as a material inducement to ARACOR and Individual to enter into this Agreement and to consummate the Merger, each of OSI and OSI Subsidiary jointly and severally represents and warrants to ARACOR and Individual as set forth in this Section 8, and that each of such representations and warranties are true as of the date of this Agreement, and shall be true as of the Closing Date, and shall inure to the benefit of ARACOR and Individual and each of their successors and assigns. OSI and OSI Subsidiary each acknowledge that ARACOR and Individual are each entering into this Agreement in reliance upon the truth and accuracy of each such representation and warranty.

8.1. Due Organization. Each of OSI and OSI Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority and all requisite licenses, permits and franchises to own, operate or lease, as applicable, its assets and to carry on their business. Each of OSI and OSI Subsidiary is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character of the properties it owns or the nature of the business it conducts makes such qualification or licensing necessary or proper, except where the failure to so qualify would not, in the aggregate, have a material adverse effect on OSI’s or OSI Subsidiary’s business or assets.

8.2. Power and Authority. OSI and OSI Subsidiary each have all requisite power, authority and capacity to enter into this Agreement and all documents required to be entered into pursuant hereto (this Agreement and such documents being hereinafter referred to as the “OSI Documents”), and all corporate and other action required to be taken by OSI and OSI Subsidiary to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken including, without limitation, all approvals of OSI’s and OSI Subsidiary’s Board of Directors. Upon OSI’s and OSI Subsidiary’s execution and delivery of the OSI Documents, assuming the due authorization, execution and delivery by ARACOR and Individual, the OSI Documents will become valid and binding obligations of OSI and OSI Subsidiary, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting the rights of creditors generally or general principles of equity. The execution and delivery of the OSI Documents and the consummation of the transactions contemplated by the OSI Documents will not result in the creation of any Lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of OSI or OSI Subsidiary. OSI and OSI Subsidiary’s execution, delivery and consummation of the transactions contemplated in the OSI Documents are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of (a) the articles of incorporation or bylaws of OSI or OSI Subsidiary, (b) any material contract, agreement or other instrument to which OSI or OSI Subsidiary is a party or by which OSI or OSI Subsidiary or any of their respective assets is bound, (d) any order, writ, injunction, decree or judgment of any court or governmental agency, or (e) any obligation, law, ordinance, regulation, order or decree applicable to OSI or OSI Subsidiary or any of their properties.

8.3. SEC Filings. During its current fiscal year and the three preceding fiscal years, OSI has timely filed with the Securities and Exchange Commission all filings required under applicable statutes, rules and regulations, except for such filings the absence of which, or the lateness of which, would not have a material adverse effect on OSI.

8.4. Full Disclosure. The representations and warranties of OSI contained in this Agreement, and each exhibit, schedule (including, without limitation, the OSI Disclosure Schedule), certificate delivered by OSI pursuant to this Agreement are accurate, correct and complete in all material respects as of the date delivered, and do not contain any untrue statement of a material fact or, omit to state a material fact necessary in order to make the statements and information contained therein, in light of the circumstances under which they were made, not misleading. There is no fact, presently known, that materially adversely affects the ability of OSI to perform fully under this Agreement or to consummate the Merger that has not been set forth or described in this Agreement or in the OSI Disclosure Schedule.

8.5. No Significant Subsidiary. The transactions contemplated by this Agreement do not require a Form 8-K to be filed with the Securities and Exchange Commission with which financial statements are required in accordance with Regulation S-X.

8.6. Brokers or Finder’s Fees. No agent, broker, Person or firm acting on behalf of OSI is, or will be, entitled to any investment banking or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

9. COVENANTS OF THE PARTIES

9.1. Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken (including through its officers and directors and other appropriate personnel), all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or nonactions, waivers, Consents and Approvals from governmental agencies and the making of all necessary registrations and filings (including filings with governmental agencies, if any) and the taking of all reasonable steps as may be necessary to obtain permits or waivers from, or to avoid an action or proceeding by, any governmental agencies, (b) the seeking of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated herein, including seeking to have any stay or temporary restraining order entered by any court or other governmental agency vacated or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that OSI shall not be required to take any actions in connection with, or agree to, any hold separate order, sale, divestiture, or disposition of any plants, assets and businesses of OSI or any of its subsidiaries or of ARACOR.

9.2. State Statutes. In connection with and without limiting the foregoing, ARACOR, OSI and the OSI Subsidiary shall (including through its officers and directors and other appropriate personnel) (i) take all commercially reasonable action necessary to ensure that no U.S. state takeover, business combination, control share, fair price or fair value statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated hereby or (ii) if any U.S. state takeover, business combination, control share, fair price or fair value statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated hereby, take all commercially reasonable action to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other transactions contemplated hereby

9.3. Conduct of Business.

9.3.1. Prior to the Closing, ARACOR shall carry on the Business in all material respects in the ordinary course of business and use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees, maintain in effect all material federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses, permits, qualifications and authorizations to do business in each jurisdiction in which it is so licensed, qualified or authorized, comply with the terms of all material contracts and preserve its relationships consistent with past practice with customers, suppliers, licensors, licensees, distributors, employees and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Closing.

9.3.2. Except as expressly permitted or contemplated by the terms of this Agreement, without limiting the generality of the foregoing, prior to the Closing, ARACOR shall not, without the prior written consent of OSI:

(a) (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock other than as a result of the exercise of ARACOR Stock Options; or (3) purchase, redeem or otherwise acquire or amend the terms of any shares of capital stock of ARACOR or any other securities thereof or any rights, warrants, options to acquire or any securities convertible into or exchangeable for any such shares or other securities.

(b) authorize for issuance, issue, deliver, sell, grant, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

(c) amend its Articles of Incorporation, By-laws or other comparable charter or organizational documents;

(d) develop, acquire or agree to develop or acquire any projects, assets or lines of business, including without limitation by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to ARACOR other than in the ordinary course of business; provided, however, that nothing herein shall prevent the development or acquisition of products in the ordinary course of business;

(e) sell, lease, license, swap, barter, transfer or otherwise convey, mortgage or otherwise encumber or subject to any Lien or prevent from becoming subject to a Lien any of its properties or assets that are material, individually or in the aggregate, to ARACOR;

(f) (1) other than in the ordinary course of business, incur any indebtedness, forgive any debt obligations of any Person to ARACOR, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ARACOR, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; or (2) other than advances to customers in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, other than travel advances to employees in the ordinary course of business;

(g) fail to file, on a timely basis, including allowable extensions, with appropriate tax authorities all material tax returns required to be filed by or with respect to ARACOR for taxable years or periods ending on or before the Closing Date or fail to remit (or cause to be remitted) any taxes due in respect of such tax returns, except for taxes which are being contested by ARACOR in good faith and for which adequate provision has been made in the consolidated balance sheet and notes thereto on the Balance Sheet Date;

(h) (1) incur any material obligation to make any payment of, or in respect of, any tax, except in the ordinary course of business; (2) settle any audit by any tax authority, make or change any tax election or file any amended tax returns; (3) agree to extend or waive any statute of limitations on the assessment or collection of tax; or (4) change or adopt any accounting method relating to taxes;

(i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or reflected or reserved against in the consolidated balance sheet on the Balance Sheet Date or incurred in the ordinary course of business, or, except in the ordinary course of business, waive the benefits of, or agree to modify in any manner, any material confidentiality, standstill or similar agreement to which ARACOR is a party;

(j) except to the extent required under existing plans or agreements or by law as contemplated by this Agreement, increase the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than general increases in wages to employees who are not officers, directors or Affiliates in the ordinary course of business) or enter into or amend any Plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a employee benefit plan or otherwise;

(k) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any employee benefit plan, to any officer, director, employee, consultant or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees, consultants or Affiliates of ARACOR of any amount relating to unused vacation days, except payments and accruals required by law or made in the ordinary course of business; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any employee benefit plan with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than as required under applicable law or the current terms of any employee benefit plan or in the ordinary course of business; or, except as required by law, enter into any collective bargaining agreement;

(l) make any payments (other than regular compensation payable to officers and employees of ARACOR in the ordinary course of business) or other distributions to, or enter into any transaction, agreement or arrangement with, any of ARACOR’s Affiliates, officers, directors, shareholders or their Affiliates, associates or family members or do or enter into any of the foregoing with respect to employees, agents or consultants other than in the ordinary course of business;

(m) except as otherwise permitted by this Agreement modify or amend in a manner adverse to ARACOR the material economic terms of any Material Contract or terminate any Material Contract or waive, release or assign any material rights or claims;

(n) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue and those not so qualified being or becoming untrue in any material respect at any time prior to the Closing, or in any of the conditions set forth in Section 10 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

(o) authorize any of, or commit or agree in writing or otherwise, to take any of the foregoing actions, except as otherwise permitted by this Agreement.

9.3.3. Advice of Changes. Each of ARACOR, OSI Subsidiary and OSI shall promptly advise the other party in writing of:

(a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect;

(b) The failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

(c) Any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on ARACOR taken as a whole, OSI Subsidiary taken as a whole or OSI taken as a whole or would likely delay or impede the ability of such party to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein and therein;

(d) Any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger;

(e) Any written notice or other communication from any governmental authority in connection with the Merger; or

(f) Any action, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting ARACOR or OSI that relate to the consummation of the Merger;

provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of ARACOR, OSI Subsidiary or OSI or the conditions to the obligations of ARACOR, OSI Subsidiary or OSI under this Agreement. Additionally, ARACOR shall furnish or make available to OSI, as promptly as practicable following OSI’s request therefor, all information reasonably necessary for OSI accurately to determine (i) what amounts, if any, payable under any of the employee benefit plans or any other contract, agreement, or arrangement with respect to which ARACOR may have any liability for federal income tax purposes by virtue of Section 162(a)(1), Section 162(m) or Section 280G of the Code, or (ii) whether ARACOR has entered into any contract, agreement or arrangement that would result in the disallowance of any tax deductions pursuant to Section 280G of the Code.

9.4. No Solicitation. ARACOR shall not, nor shall it authorize or permit any agent, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, ARACOR to directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than OSI or OSI Subsidiary) relating to any transaction involving the sale of any of the assets of ARACOR (other than in the ordinary course of business), or any of the capital stock of ARACOR, or any merger, consolidation, business combination, or similar transaction involving ARACOR.

9.5. Board Recommendations. The ARACOR Board shall (i) recommend that the holders of ARACOR Common Stock approve this Agreement and the transactions contemplated hereby to be performed by ARACOR and (ii) cause ARACOR to make commercially reasonable efforts to solicit the approval of the ARACOR Shareholders of this Agreement and the transactions contemplated hereby to be performed by ARACOR. Neither the ARACOR Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to OSI or OSI Subsidiary, the approval or recommendation by the ARACOR Board or any committee thereof of this Agreement and the transactions contemplated hereby to be performed by ARACOR.

9.6. Employee Matters.

OSI’s benefit plans and policies, including vacation, floating holidays, retirement, severance and welfare plans, shall recognize (i) for purposes of satisfying any deductibles during the coverage period that includes the Closing Date, any payment made by any person employed by ARACOR on or prior to the Closing Date (an “ARACOR Employee”) towards deductibles in any health or other insurance plan of ARACOR, and (ii) for purposes of determining eligibility to participate, vesting and for any schedule of benefits based on service, all service with ARACOR, including service with predecessor employers that was recognized by ARACOR and any prior unabridged service with ARACOR (“ARACOR Service”). ARACOR Employees shall transfer, as of the Closing Date, all accrued vacation time earned and determined in accordance with ARACOR’s vacation schedule, and shall thereafter accrue vacation time at a rate equal to the rate at which similarly-situated employees of OSI’s other Affiliates accrue vacation time. OSI shall recognize each ARACOR Employee’s ARACOR Service for purposes of determining eligibility for vacation time following the Closing Date. In addition, OSI shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of OSI in which such employees and their eligible dependents shall participate to be waived and shall provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date. OSI shall recognize ARACOR Employees’ accumulated Sick Leave time. Sick Leave means paid time off caused taken in accordance with ARACOR’s sick leave policy in effect immediately preceding the Effective Time provided, however, that no further Sick Leave shall accumulate after the Closing.

9.6.1. The Surviving Corporation shall not, and OSI shall cause the Surviving Corporation not to, terminate any ARACOR Employee without cause (as defined in the Key Person Employment Agreements) in the 90 days after the Closing Date.

9.6.2. Other provisions of this Section 9.6 notwithstanding, ARACOR Employees who continue to be employed by the Surviving Corporation post-Merger shall accrue employee benefits from and after the Closing only to the extent, and at the rate, that OSI and its other similarly-situated subsidiaries provides such benefits.

10. OSI SUBSIDIARY’S AND CARDINAL’S CONDITIONS TO CONSUMMATE THE MERGER. OSI Subsidiary’s and OSI’s obligations to consummate the Merger on the Closing Date are subject to the satisfaction, at the times set forth below, of each of the conditions set forth in this Section 10. OSI Subsidiary and OSI shall consummate the Merger as soon as practicable following the satisfaction or waiver of the conditions set forth in Sections 10 and 11. OSI Subsidiary or OSI may waive any or all of the following conditions in writing, and any such waiver shall constitute a waiver of the right to receive indemnification under Section 13 or any other remedy with respect to such waived condition.

10.1. Accuracy of Representations and Warranties. The representations and warranties of ARACOR and Individual contained herein shall be accurate in all material respects as if made on and as of the Closing Date, as well as on the date when made.

10.2. Performance of Covenants and Deliveries. Individual and ARACOR shall have performed and complied in all material respects with each and all of their obligations and covenants specified in this Agreement that are required to be performed or complied with on or before the Closing Date.

10.3. No Pending Action. No judicial or administrative proceeding shall have been pending on the Closing Date seeking to enjoin or prevent, nor shall any order or injunction have been issued prohibiting, the consummation of the transactions contemplated hereby.

10.4. Condition of Business and Assets. There shall not have been any material adverse change to the Business, the Assets or ARACOR’s financial condition, taken as a whole, since the date of this Agreement.

10.5. Surrender of Certificates. Certificates representing no less than 80 percent of ARACOR Common Stock shall have been surrendered in accordance with Section 2.3.

10.6. ARACOR Stock Options. All ARACOR Stock Options shall have been terminated, and no ARACOR Stock Options shall be outstanding as of the Effective Time.

10.7. Good Standing. ARACOR remains a corporation in good standing, as evidenced by a certificate issued by the Secretary of State of the State of California.

11. ARACOR’S AND INDIVIDUAL’S CONDITIONS TO CONSUMMATE THE MERGER. Individual’s and ARACOR’s obligations to consummate the Merger on the Closing Date, are subject to the satisfaction, at the times set forth below, of each of the conditions set forth in this Section 11. ARACOR shall consummate the Merger as soon as practicable following the satisfaction or waiver of the conditions set forth in Sections 10 and 11. Individual and ARACOR may waive any or all of the following conditions in writing, and any such waiver shall constitute a waiver by Individual or ARACOR of their rights to any remedy with respect to such waived condition.

11.1. Accuracy of Representations and Warranties. The representations and warranties of OSI Subsidiary and OSI contained herein shall be accurate in all material respects as if made on and as of the Closing Date, as well as on the date when made.

11.2. Performance of Covenants and Deliveries. OSI Subsidiary and OSI shall have performed and complied in all material respects with each and all of the obligations and covenants specified in this Agreement that they are required to perform or comply with on or before the Closing Date.

11.3. Cash Payment at Closing. OSI Subsidiary shall have prepared checks for the payment of the Initial Payment for immediate mailing to the recipients of Other Fees, ARACOR Shareholders and ARACOR Optionholders or evidence of wire instructions for wiring of the Initial Payment to the recipients of Other Fees, ARACOR Shareholders, as the case may be.

11.4. No Pending Action. No judicial or administrative proceeding shall be threatened or pending on the Closing Date seeking to enjoin or prevent or claim damages, nor shall any order or injunction have been issued prohibiting the consummation of the transactions contemplated hereby.

12. TERMINATION OF OBLIGATIONS.

12.1. Termination Generally. If the Closing fails to occur on or before the Termination Date, for any reason other than the default or failure of any party hereto to perform any of such party’s obligations under this Agreement, then any party to this Agreement may, in such party’s sole and absolute discretion, terminate this Agreement by written notice to the other party or parties. Upon such cancellation, each party to this Agreement shall return to the other party or parties all schedules, exhibits, certificates, instruments and documents that had been delivered to such party pursuant to this Agreement.

12.2. Failure to Close By Reason of Default. If the Merger is not consummated by the Termination Date by reason of the default of any party to this Agreement, including, without limitation, the failure of any party to this Agreement to make any delivery required by or to perform any obligation set forth under this Agreement, then upon the occurrence of such breach or default ARACOR, if OSI or OSI Subsidiary is the breaching or defaulting party, or OSI, if ARACOR or Individual is the breaching or defaulting party, may in such non-defaulting party’s sole and absolute discretion elect one or more of the following remedies:

12.2.1. Cancel such party’s obligation to perform under this Agreement by providing written notice to the defaulting party or parties of such non-defaulting party’s intention to cancel this Agreement, whereby cancellation shall be effective immediately; or

12.2.2. Waive such obligations or conditions, thereby commencing to consummate the Merger.

12.3. Effect of Certain Terminations. Upon any termination that does not result from the breach or default of any party to this Agreement, this Agreement shall be canceled and each party to this Agreement shall thereupon be released from any and all obligations, claims or liabilities in any way arising from or relating to this Agreement; provided, however, that the confidentiality provisions of the Proprietary Information Nondisclosure Agreement dated August 25, 2003 between OSI and ARACOR shall survive.

12.4. Remedies Cumulative. Upon a default prior to the Closing that results in a failure to effect the Closing, a non-defaulting party shall not be entitled to bring any action or exercise any remedy at law or equity arising from the failure to effect the Closing except (a) termination of this Agreement; and (b) an action for damages with respect to the failure by any party to act in good faith in effecting the Closing.

13. INDEMNIFICATION.

13.1. Individual’s Indemnifications.

13.1.1. Breach by ARACOR. Subject to the limitations set forth in Section 13.2.4, Individual shall indemnify, defend and hold harmless the Surviving Corporation, OSI Subsidiary and OSI, and each of their shareholders, agents, heirs, successors, assigns, partners and joint venturers, from and against any and all Claims and Liabilities that are caused by or relate to the breach by ARACOR of any of its representations, warranties, and covenants that are to be performed by the terms of this Agreement prior to the Effective Time set forth in the ARACOR Documents.

13.1.2. Breach by Individual. Subject to the limitations set forth in Section 13.2.4, Individual shall indemnify, defend and hold harmless the Surviving Corporation, OSI Subsidiary and OSI, and each of their agents, heirs, successors, assigns, partners and joint venturers, from and against any and all Claims and Liabilities that are caused by or relate to the breach by Individual of any of his representations, warranties and covenants that are to be performed by the terms of this Agreement prior to the Effective Time set forth in the ARACOR Documents to which Individual is a party.

13.1.3. Claims and Liabilities in Connection with Dissenting Shares. Individual shall indemnify, defend and hold harmless the Surviving Corporation, OSI Subsidiary and OSI, and each of their shareholders, agents, heirs, successors, assigns, partners and joint venturers, from and against any and all Claims and Liabilities that are caused by or relate to any appraisal under Section 1300 et seq. of the CGCL with respect to ARACOR Common Stock to the extent that there is a final, non-appealable determination that any ARACOR Shareholders who have exercised rights under Section 1300 et seq. of the CGCL are entitled to a per share amount in excess of the Merger Payment.

13.2. Certain Matters Relating to Defense and Indemnity.

13.2.1. Definition of “Indemnitor” and “Indemnitee” Notice. Any person seeking defense or indemnity under this Section 13 (hereinafter an “Indemnitee”) shall give written notice (each, a “Claim Notice”) to any Person (hereinafter the “Indemnitor”) from whom such defense or indemnity is sought of any Claims and Liabilities that might give rise to a claim by such Indemnitee against the applicable Indemnitor based on the provisions of this Section 13, which notice shall state the nature and basis of such claim and the amount thereof, to the extent the Indemnitee knows such matters. The failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnitor of its obligations under this Section 13 except to the extent that the Indemnitor is materially prejudiced thereby.

13.2.2. Duty to Mitigate Damages. Any Indemnitee shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer.

13.2.3. Defense of Claims.

(a) If any Indemnitee receives notice of any claim or legal proceeding by a Person who is not a party to this Agreement (a “Third Party Claim”) which is reasonably likely to give rise to any Claim and Liabilities, such Indemnitee shall promptly deliver written notice to the Indemnitor. In connection with any Third Party Claim, the Indemnitor may, upon written notice to the Indemnitee, assume the defense of any such claim or legal proceeding, the costs and expenses of which defense shall be paid by the Indemnitor, if the Indemnitor acknowledges to the Indemnitee in writing the Indemnitor’s obligation to indemnify the Indemnitee with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement). Each Indemnitee shall furnish such information regarding itself or the claim in question as the Indemnitor may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(b) If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim prior to the earlier of (i) 30 days after written notice of such claim has been delivered to the Indemnitor by the Indemnitee or (ii) five days prior to the last date of any statutorily-provided time period within which any answer, or other form of response, is be filed with any court of law, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Third Party Claim with counsel of its own choosing. The Indemnitor shall be entitled to participate in (but not control) the defense of any such action, with its counsel at its own expense and the Indemnitor also shall be entitled to all information reasonably related to a Third Party Claim in Indemnitee’s possession or control.

(c) If the Indemnitor assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnitee, which approval shall not be unreasonably withheld or delayed. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its counsel at its own expense; provided, however, that Indemnitees shall collectively have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential different interests between such Indemnitee and any other party represented by such counsel in such proceeding. If the Indemnitor assumes the defense of any such claim or legal proceeding, the Indemnitor shall take all reasonable steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnitor shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

(d) Notwithstanding the foregoing, however, the Indemnitee shall be entitled to the control of the defense or any such action if it is reasonably likely to result in liabilities which, taken with other then existing claims by any other Indemnitee under this Section 13, would not be fully indemnified hereunder, unless the amount that would be indemnified hereunder is more than 50% of the likely amount of liabilities in such action. If the Indemnitee is entitled to control the defense of an action, the Indemnitee shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of Indemnitor, which consent shall not be unreasonably withheld or delayed. The party controlling the defense of a Third Party Claim shall keep the other parties fully informed of the defense of any such Third Party Claim.

13.2.4. Limitations Upon Indemnifications.

(a) Subject to the provisions of the Individual Indemnification Agreement, the obligations of Individual under this Section 13 to pay Indemnitees in indemnification against Claims and Liabilities shall not exceed 20% of the aggregate amount of Merger Consideration made pursuant to the terms of this Agreement, (the “Indemnity Cap”).

(b) Neither OSI nor the Surviving Corporation shall deliver a Claim Notice under this Section 13 unless and until the aggregate amount of Claims and Liabilities with respect to which Individual is obligated under this Section 13 to indemnify OSI and OSI Subsidiary, combined, equal or exceed $250,000 (the “Basket Amount”). Once the Basket Amount has been satisfied and Indemnitee is permitted to submit a Claim Notice, the Indemnitee shall be entitled to claim indemnification for the full amount of such claim (including the Basket Amount) according to the terms of this Section 13.

13.2.5. Remedies Exclusive. Except in instances of willful misrepresentation or intentional fraud (including any such misrepresentation or fraud by ARACOR), recourse pursuant to the provisions of this Section 13 shall be the sole and exclusive remedy for claims against ARACOR and Individual of all parties to this Agreement for Claims and Liabilities.

13.2.6. Survivability. The indemnities and defense obligations and other covenants and agreements set forth in this Section 13 shall survive any termination of this Agreement pursuant to Section 12 above, and shall survive the Closing and the consummation of the Merger; provided, however, that the defense and indemnity obligations under this Section 13 relating to Claims and Liabilities caused by or relating to breaches of representations and warranties set forth in Sections 6 through 7 of this Agreement shall terminate on the first anniversary of the Closing Date, except with respect to any Claims and Liabilities covered by a Claim Notice that the Indemnitee has delivered to the Indemnitor prior to the first anniversary of the Closing Date. Notwithstanding the preceding sentence, the defense and indemnity obligations under this Section 13 relating to Claims and Liabilities caused by or relating to breaches of representations and warranties set forth in Sections 6.12, 6.17, 6.25 and 7.2 of this Agreement shall continue until the third anniversary of the Closing Date, and Claims and Liabilities caused by or relating to breaches of representations and warranties set forth in Section 6.8 shall continue until the expiration of the statutes of limitation applicable to the subject matter from which such Claims and Liabilities arise, at which time such obligations shall terminate, except with respect to any such Claims and Liabilities covered by a Claim Notice that the Indemnitee has delivered to the Indemnitor prior to the third anniversary of the Closing Date or the expiration of the statutes of limitation, whichever is applicable.

14. SHAREHOLDER REPRESENTATIVE.

14.1. Appointment of Shareholder Representative. By virtue of the adoption and approval of this Agreement by the requisite shareholder vote, each of the shareholders shall be deemed to have agreed to appoint a shareholder representative (the “Shareholder Representative”) to act as their agent and attorney-in-fact, for and on behalf of the ARACOR Shareholders to give and receive notices and communications, to agree, to negotiate, to enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, in each case relating to this Agreement or the transactions contemplated hereby (including, without limitation, claims arising from the Contingent Consideration), and to take all other actions that are either (i) necessary or appropriate in the judgment of Individual for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. The Shareholder Representative shall be Individual for the purposes of this Section 14.1 and elsewhere in this Agreement as applicable. Such agency may be changed by the ARACOR Shareholders from time to time upon not less than thirty (30) days prior written notice to OSI and OSI Subsidiary; provided, however, that the Shareholder Representative may not be removed unless holders of three quarters of the shares of ARACOR Common Stock agree to such removal and to the identity of the substituted agent.

14.2. Limitation of Liability; Reimbursement of Expenses. No bond shall be required of Individual, and no compensation shall be received for services rendered by Individual, in his capacity as Shareholder Representative. The Shareholder Representative shall not be liable for any act done or omitted hereunder as shareholder representative while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. ARACOR Shareholders shall severally indemnify and hold Individual harmless against any loss, liability or expense incurred without gross negligence or bad faith in his capacity as Shareholder Representative and arising out of or in connection with the acceptance or administration of his duties as Shareholder Representative. OSI and OSI Subsidiary acknowledge that Individual may have a conflict of interest with respect to his duties as shareholder representative, and in such regard Individual has informed OSI and OSI Subsidiary that he will act in the best interests of ARACOR Shareholders. To the extent that disputes arise related to the payment of the Merger Consideration, the Shareholder Representative shall be entitled to reimbursement of fees and costs of legal counsel pursuant to Section 4.6.3.

14.3. Access to Information. Shareholder Representative, in accord with Section 14.1 hereof, shall have reasonable access to information about ARACOR and the Business and shall receive the reasonable assistance of OSI’s and OSI Subsidiary’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about OSI, OSI Subsidiary, ARACOR or the Business to anyone except on a need to know basis to individuals who agree to treat such information confidentially.

15. GENERAL PROVISIONS

15.1. Amendment, Modification and Waiver. This Agreement may not be amended, modified or supplemented except pursuant to an instrument in writing signed by each of the parties hereto, except that any party to this Agreement may waive any obligation owed to such party by another party under this Agreement, provided such waiver is in writing. The waiver by any party hereto of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

15.2. Severability. If any provision of this Agreement as applied to any party or to any circumstance shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement, and any provision that is found to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

15.3. Entire Agreement. This Agreement and the confidentiality provisions of the Proprietary Information Nondisclosure Agreement between ARACOR and OSI dated August 25, 2003 contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings among the parties with respect thereto.

15.4. Attorneys’ Fees. In the event of any litigation or arbitration between or among the parties hereto respecting or arising out of this Agreement, the successful or prevailing party shall be entitled to recover his reasonable attorneys’ fees and other costs in connection therewith, including, without limitation, any attorneys’ fees incurred after a judgment has been rendered by a court of competent jurisdiction. For the purposes hereof, the prevailing party shall be deemed to be the prevailing party if such party is awarded more than half of the amount in dispute plus any amounts not in dispute.

15.5. Further Acts. Each party, upon the reasonable request of any other party, shall execute and deliver all such further instruments, documents and papers, and shall perform any and all acts necessary to give full force and effect to all of the terms and provisions of this Agreement (so long as such performance does not involve more than $5,000 expense in the aggregate to OSI and OSI Subsidiary on the one hand, or to ARACOR and Individual on the other hand, or the requesting party pays the expenses incurred).

15.6. Descriptive Headings. The paragraph and section headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

15.7. Counterparts. This Agreement may be executed in any number of counterparts, and each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

15.8. Binding Effect. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

15.9. Third Party Beneficiaries. No person shall be a third party beneficiary of this Agreement and no person other than the parties hereto and their permitted successors and assigns shall receive any of the benefits of this Agreement; provided, however, that ARACOR Shareholders and ARACOR Optionholders shall have the right to pursue legal action against OSI and/or OSI Subsidiary in the event of a breach of this Agreement by OSI or OSI Subsidiary following the Closing, through the use of the Shareholder Representative.

15.10. Notices. All notices, statements and other documents that any party is required or desires to give to any other party hereunder shall be given in writing and shall be served in person by express mail, by certified mail, by overnight delivery, or by facsimile at the respective addresses of the parties as set below, or at such other addresses as may be designated in writing by such party in accordance with the terms of this paragraph.

If to ARACOR:

352 Java Drive

Sunnyvale, CA 94089

Attention: President

With a copy to:

    Gray Cary Ware & Freidenrich LLP

    2000 University Avenue

    East Palo Alto, CA 94303-2248

    Attention: Diane Holt Frankle, Esq.

If to Individual, at the address set forth on the signature pages hereto.

If to OSI Subsidiary or OSI:

12525 Chadron Avenue

Hawthorne, CA 90250

Attention: President

With a copy to:

Richman, Mann, Chizever, Phillips & Duboff

9601 Wilshire Boulevard, Penthouse

Beverly Hills, CA 90210

Attention: Gerald Chizever

Delivery shall be deemed conclusively made (i) at the time of service, if personally served, (ii) 3 days following the date deposited in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) 1 day following the deposit with the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic transmission (as confirmed in writing), provided a copy is mailed within twenty-four (24) hours after such transmission. The time to respond to any notice shall run from the time the notice is deemed hereunder to have been delivered to the person to whom the notice is addressed.

15.11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to conflicts of laws principles), and the parties hereby consent to the jurisdiction of California state courts or federal courts located within California over all matters relating to this Agreement.

15.12. Plural Includes Singular. Except as indicated in the next sentence, whenever used in this Agreement, the singular shall include the plural and the plural shall include the singular. Without limiting the generality of the foregoing, when used in this Agreement the term “Individual” refers to each of the Persons constituting Individual; provided, however, that the foregoing shall not impose joint and several obligations on Individual except as expressly set forth in this Agreement.

15.13. Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

15.14. Gender. References to the masculine gender in this Agreement shall include the feminine and neuter genders; references to the singular shall include the plural; and references to “person” shall include any Person; all as required by the context of this Agreement.

15.15. Announcements. Prior to the Closing, no party to this Agreement shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Merger without the consent of the other party, except where such release or announcement is required by applicable law.

15.16. Incorporation By Reference. All Schedules and Exhibits hereto are incorporated herein by this reference.

[signatures on following pages]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed all as of the date first written above.

ADVANCED RESEARCH & APPLICATIONS CORPORATION

By:
Its:

ROBERT A. ARMISTEAD

Individual
Address:

OSI SYSTEMS, INC.

By:	Ajay Mehra
Its:	Executive Vice President

OSI SUBSIDIARY, INC.

By:	Ajay Mehra
Its:	Executive Vice President